EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES ORGANIZATION CHANGES

Zelnak to Retire in 2010 — Nye to Become CEO
RALEIGH, North Carolina (November 12, 2009) — The Board of Directors of Martin Marietta Materials, Inc. (NYSE:MLM) today announced that Chairman and CEO Stephen P. Zelnak, Jr. (64) will retire mid-year 2010 after leading the Company for over 27 years, first as a division of the aerospace company that is now Lockheed Martin Corporation, and since 1994 as a publicly traded company listed on the New York Stock Exchange. C. Howard (Ward) Nye (47) will become CEO effective January 1, 2010, and has been elected to the Board of Directors of the Company. Mr. Zelnak will continue as executive Chairman of the Board until his retirement and then become non-executive Chairman of the Board.
Mr. Zelnak joined Martin Marietta as Vice President, Planning and Business Development in 1981 at the Company’s Bethesda, Maryland, headquarters. In 1982 he was appointed President of the newly constituted Aggregates Division based in Raleigh, North Carolina, and in 1987 he was elected an officer of the parent corporation. In 1994 Mr. Zelnak led the initial public offering of Martin Marietta Materials stock in a highly successful transaction and again in 1996 led the successful offering of the remaining stock held by Lockheed Martin as Martin Marietta became a fully independent public company. In 1997 he was elected Chairman of the Board in addition to his role as CEO.
Since becoming a public company, Martin Marietta has grown by a factor of five to become the leading performer in its industry. In both 2008 and 2009 the Company was ranked first in its category in Fortune Magazine’s listing of the “World’s Most Admired Companies.”
Over the years Mr. Zelnak has also been very active with civic and industry organizations and educational institutions, having chaired the boards of eight organizations, including among them the North Carolina Chamber, Peace College, and the National Stone Sand & Gravel Association. In 1999 Mr. Zelnak was the first recipient of the MBA Distinguished Alumnus Award from the University of Alabama — Birmingham and in 2008 he was selected to the Hall of Fame at the Georgia Tech College of Management.
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MLM Announces Organization Changes
November 12, 2009

Ward Nye joined Martin Marietta as President and COO in 2006 with over 20 years of experience in the construction materials industry. Before joining Martin Marietta, Mr. Nye’s previous 13 years had been spent with Hanson PLC, where he had most recently held the position of Executive Vice President for that company’s North American aggregates business. Immediately prior to his Executive Vice President role, Mr. Nye was responsible for profit center operations with revenue exceeding $500 million annually. Earlier in his career, Mr. Nye also was responsible for merger and acquisition activities for the construction materials business and managed Hanson’s eastern United States legal, human resources, safety and environmental functions.
Active in a number of industry and civic organizations, Mr. Nye currently is a member of the Boards of Directors of the National Stone, Sand & Gravel Association and its Executive Committee, The American Road & Transportation Builders Association, Ravenscroft School, the Greater Raleigh Chamber of Commerce, and the Duke University Alumni Association. He was previously appointed by Governor James B. Hunt, Jr., to the North Carolina Mining Commission and in 2006 was named by Aggregates Manager Magazine as its “AggMan of the Year,” a top industry honor recognizing leaders who have had a profound and lasting impact on the sector.
Mr. Nye received his Bachelor of Arts degree with honors from Duke University in 1984. He also received a Juris Doctorate degree from Wake Forest University in 1987.
Commenting on the transition, Mr. Zelnak said: “I am very proud of our company’s many accomplishments over the years and the great management team we have assembled. In particular, recruiting Ward Nye three years ago has ensured that we will have a seamless transition to the next generation of leadership. Ward is an exceptional executive who is ready to lead Martin Marietta to a successful future. He and his team have my full support.”
Mr. Nye added: “It is a singular honor to succeed Steve Zelnak and lead the great company he built. Steve’s track record speaks for itself and he has laid an extraordinary foundation from which we will continue to grow. I look forward to continuing to work with Steve on our board, and with the management team and people of Martin Marietta to achieve our goals.”
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Company’s Web site at www.martinmarietta.com.
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